Exhibit 99.1

NEWS RELEASE
	Contacts:	David A. Miller, CFO Integrated Electrical Services, Inc. 713-860-1500

FOR IMMEDIATE RELEASE		Ken Dennard / ksdennard@drg-e.com
Karen Roan / kcroan@drg-e.com
DRG&E
713-529-6600

INTEGRATED ELECTRICAL SERVICES ANNOUNCES

AMENDMENT TO CREDIT FACILITY AND FILING

OF REGISTRATION STATEMENT WITH SEC

HOUSTON — MAY 25, 2005 — Integrated Electrical Services, Inc. (NYSE: IES) today announced that it has:

•	Successfully completed an amendment to its credit agreement with its senior secured lenders

•	Filed a registration statement on Form S-1 with the Securities and Exchange Commission (SEC) for a resale of stock to be offered by certain stockholders

Amendment to Credit Facility

The terms of the amended agreement that the company reached with its senior secured lenders include:

•	A maturity date of August 31, 2005

•	A modification of the revolving line of credit to $56 million, with a company option to increase to $60 million

•	A requirement to post an additional $3 million cash collateral with its senior lenders. In addition, minimum future increases to the amount of cash collateral have been established.

•	A modification of the monthly minimum EBITDA covenant

•	Increased monthly reporting requirements

•	Increased interest rate on funded borrowings

•	Increased Letter of Credit fees

•	Agreement to engage a consultant to help manage the divestiture program and refinancing of the credit facility

Roddy Allen, IES’ CEO commented, “I am pleased that we were able to obtain an amendment to our current credit facility that cures the default we previously announced. The company is focused on refinancing its existing credit facility on more favorable terms.”

The company’s total cash position and unused availability under this amended facility was approximately $33 million as of May 24, 2005. In addition to the $33 million, the company has posted $5.6 million cash collateral with its senior lenders.

Filing of Registration Statement

The company’s filing on Form S-1 with the SEC registers the resale of 15,384,615 common shares by the holders of our $50.0 million principal amount of 6.5% convertible notes due 2014. IES will not receive any of the proceeds from the sale of the offered shares by the selling stockholders.

The offered shares are issuable upon the conversion or repurchase of IES’ 6.5% senior convertible notes due 2014. The number of shares of common stock that we registered was determined using several assumptions, including that (1) all of the convertible notes are converted by the holder(s) into shares of our common stock, (2) no make-whole premium is paid under the convertible notes, (3) the conversion price for all convertible notes remains at $3.25 and (4) accrued interest on the convertible notes is paid on each semi-annual interest date, and as such, there is not a restriction on the number of shares IES can issue. If these assumptions prove to be incorrect, it is possible that IES will have to register more shares of its common stock. To the extent the number of shares the company issues to the selling stockholders exceeds the number of shares registered pursuant to the registration statement, IES will file an additional registration statement to increase the number of shares registered.

This registration statement relating to these securities has been filed with the SEC but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This news release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such an offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

Integrated Electrical Services, Inc. is a national provider of electrical solutions to the commercial and industrial, residential and service markets. The company offers electrical system design and installation, contract maintenance and service to large and small customers, including general contractors, developers and corporations of all sizes.

This Press Release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the Company’s expectations and involve risks and uncertainties that could cause the Company’s actual results to differ materially from those set forth in the statements. Such risks and uncertainties include, but are not limited to, the inherent uncertainties relating to estimating future operating results or our ability to generate sales, income, or cash flow, potential difficulty in addressing material weaknesses in the Company’s accounting systems that have been identified to the Company by its independent auditors, potential limitations on our ability to access the credit line under our credit facility, litigation risks and uncertainties, fluctuations in operating results because of downturns in levels of construction, inaccurate estimates used in entering into and executing contracts, difficulty in managing the operation of existing entities, the high level of competition in the construction industry, changes in interest rates, the general level of the economy, level of competition from other electrical contractors, increases in costs of labor, steel, copper and gasoline, limitations on the availability and the increased costs of surety bonds required for certain projects, inability to reach agreements with our surety or co-surety bonding company to provide sufficient bonding capacity, risk associated with failure to provide surety bonds on jobs where we have commenced work or are otherwise contractually obligated to provide surety bonds, loss of key personnel, business disruption and costs associated with the Securities and Exchange Commission investigation and class action litigation, inability to reach agreement for planned sales of assets, business disruption and transaction costs attributable to the sale of business units, costs associated with the closing of business units, unexpected liabilities associated with warranties or other liabilities attributable to the retention of the legal structure of business units where we have sold substantially all of the assets of the business unit, inability to fulfill the terms or meet the required financial covenants of the credit facility, inability to obtain refinancing of our credit facility on favorable terms. difficulty in integrating new types of work into existing subsidiaries, inability of subsidiaries to incorporate new accounting, control and operating procedures, inaccuracies in estimating revenues and percentage of completion on contracts, and weather and seasonality. You should understand that the foregoing important factors, in addition to those discussed in our other filings with the Securities and Exchange Commission (“SEC”), including those under the heading “Risk Factors” contained in the S-1 Registration Statement, could affect our future results and could cause results to differ materially from those expressed in such forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this release.

General information about us can be found at www.ies-co.com under “Investor Relations.” Our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as any amendments to those reports, are available free of charge through our website as soon as reasonably practicable after we file them with or furnish them to the SEC.

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